Exhibit 15

August 18, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 18, 2008 on our review of interim financial information of Cell Therapeutics, Inc. for the six month period ended June 30, 2008 included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2008 is incorporated by reference in the Registration Statements of Cell Therapeutics, Inc. on Forms S-3 (File Nos. 333-130411, 333-131533, 333-130004, 333-36038, 333-41300, 333-67906, 333-36603, 333-38431, 333-108926, 333-112681, 333-138170, 333-134126, 333-14352, 333-149980, 333-149981, 333-149982, 333-152170, 333-152171 and 333-152172) and on Forms S-8 (File Nos. 333-65200, 333-58957, 333-35919, 333-97015, 333-106568, 333-106571, 333-112791, 333-118016, 333-146624 and 333-152168).

Yours very truly,

/s/ Stonefield Josephson, Inc.